Exhibit 15.2

[Letterhead of Conyers Dill & Pearman (Cayman) Limited]

April 25, 2013

Matter No.:877969

Doc Ref: 2873899v1

(852) 2842 9511

(852) 2842 9549

David.Lamb@conyersdill.com

Angie.Chu@conyersdill.com

Pactera Technology International Ltd.

3/F, Building 8

Zhongguancun Software Park

Haidian District

Beijing, PRC 100193

Dear Sirs,

Pactera Technology International Ltd. (the “Company”)

Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F for the year ended 31 December, 2012 with the U.S. Securities and Exchange Commission.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited